Exhibit 99.3

Overview and Frequently Asked Questions

Overview

Oracle Buys Textura

Adds Leading Construction Contracts and Payment Management Cloud Services to the Oracle Engineering and Construction Industry Cloud Platform

On April 28, 2016, Oracle announced that it has entered into a definitive agreement to acquire Textura, a leading provider of construction contracts and payment management cloud services. The proposed transaction is expected to close in 2016. Until the transaction closes, Oracle and Textura will continue to operate independently.

Textura’s cloud services process $3.4 billion in payments for over 6,000 projects each month, helping keep projects on time and under budget while reducing risk for developers, contractors and subcontractors. Textura offers its cloud services in a consumption model preferred by the engineering and construction industry whereby the companies involved pay based on project activity. Further, usage of Textura’s cloud services creates a network effect that benefits all participants as more than 85,000 general and subcontractors are connected to the platform.

Oracle Primavera offers a complete suite of cloud solutions for project, cost, time and risk management. The Oracle Primavera flagship products have been completely re-architected for the Cloud, and the result is a set of cloud services that are growing rapidly as construction and engineering companies embrace digital transformation. Together, Oracle Primavera and Textura will form the Oracle Engineering and Construction Global Business Unit offering a comprehensive cloud-based project control and execution platform that manages all phases of engineering and construction projects.

Product Overview and Strategy

What is the rationale for this acquisition?

More than ever, engineering and construction businesses are modernizing their organizations to compete more effectively. The combination of Oracle and Textura is expected to accelerate customers’ ability to innovate and differentiate their businesses by leveraging Oracle’s technologies, cloud solutions, and global reach and scale.

What products and services does Textura offer?

Textura is a leading provider of construction contracts and payment management cloud services that increase productivity. Textura’s cloud services process $3.4 billion in payments for over 6,000 projects each month, helping keep projects on time and under budget while reducing risk for developers, contractors, and subcontractors.

How does Oracle plan to maintain Textura’s domain expertise after the closing?

Textura brings tremendous domain expertise. Oracle Primavera and Textura’s management team and employees will form the Oracle Engineering and Construction Global Business Unit, offering a comprehensive cloud-based project control and execution platform that manages all phases of engineering and construction projects.

How will the proposed acquisition impact the Textura product roadmap?

Oracle is committed to protecting and enhancing customer investments in Textura solutions. After the close of the transaction, Oracle plans to continue to invest in the Engineering and Construction industry. We expect this will include more functionality and capabilities at a quicker pace. In addition, Textura customers will benefit from better integration and alignment with Oracle’s other product offerings.

Copyright © 2016, Oracle and/or its. affiliates. All rights reserved. Oracle is a registered trademark of Oracle Corporation and/or its affiliates. Other names may be trademarks of their respective owners.

OVERVIEW AND FREQUENTLY ASKED QUESTIONS

Business Continuity

Can I still purchase Textura products and services?

Yes. Textura products and services continue to be available. Please contact your existing Textura sales representative to assist you, or visit www.texturacorp.com for contact information.

Should Textura customers continue to call Textura customer support?

Yes. Textura customers should continue to use existing Textura contacts for support, professional services and sales to address immediate and ongoing needs. We will communicate all changes and transitions occurring after the close of the transaction well in advance through these familiar channels.

Will Oracle continue to support and broaden relationships with Textura partners?

Yes. Textura partners should continue to use existing Textura contacts to address immediate and ongoing needs. If contact information changes, we will communicate these changes through normal channels. Oracle partners may also use their existing Oracle channels for support to answer any questions.

Will training on Textura products and services continue?

Yes. We want to ensure Textura products and services provide the best possible service for their customers, and we know excellent training is critical to reach that goal.

Where can I find out more information about the proposed Oracle and Textura combination?

For more information, please visit www.oracle.com/textura.

Cautionary Statement Regarding Forward-Looking Statements

Cautionary Statement Regarding Forward-Looking Statements. This document contains certain forward-looking statements about Oracle and Textura, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Textura, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Textura, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Textura may be adversely affected by other eco- nomic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Textura.

In addition, please refer to the documents that Oracle and Textura, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10 -K, 10 -Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Textura’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor Textura is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing Textura product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of Textura’s product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by Textura or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Textura. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Textura, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Textura will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/ Recommendation Statement will contain important information. Holders of shares of Textura are urged to read these documents when they become available because they will contain important information that holders of Textura securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Textura at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Textura file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or Textura at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800 -SEC- 0330 for further information on the public reference room. Oracle’s and Textura’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.